Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2013 Third Quarter Financial Results

•	Product sales increased 28 percent year-over-year to $4.3 million
•	Company continues to invest in research, development and marketing for future growth

Saint Paul, Minn., Nov. 6, 2013 – Image Sensing Systems, Inc. (NASDAQ: ISNS), today announced results for its 2013 third quarter, ended September 30, 2013.

Image Sensing’s 2013 third quarter revenue was $7.7 million, a 7.9 percent increase from revenue of $7.2 million in the third quarter of 2012. Revenue from royalties was $3.4 million in the quarter, compared to $3.8 million in the third quarter of 2012. Product sales were $4.3 million in the quarter, including $1.4 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products. Autoscope Video product sales and royalties were $495,000 and $3.1 million, respectively. Autoscope Radar product sales and royalties were $2.5 million and $309,000, respectively, in the quarter.

“We are generally pleased with our performance in the quarter and believe that we are on the right trajectory to return to historical profitability levels and create long-term shareholder value,” said Kris Tufto, CEO. “Our confidence is the result of the activity we are seeing across all of our businesses and our best-in-class product offering that is recognized throughout the industry. Yet our business, like others, continues to be subject to economic conditions, varying order sizes, and seasonal factors. As we approach the seasonally slow winter months we remain confident that revenues will accelerate as we make our way through 2014.”

The Company’s net loss for the quarter was $1.9 million, or $(0.39) per share, compared to net income of $1.0 million, or $0.20 per diluted share, in the third quarter of 2012. The third quarter 2013 net loss includes operating expenses of $6.7 million, a $2.2 million increase from 2012. Included in the third quarter 2013 are expenses totaling $476,000 related to the previously disclosed investigation. Third quarter 2013 operating expenses include research and development costs of $1.7 million, a $700,000 year-over-year increase, reflecting higher investment levels. On a non-GAAP basis, excluding intangible asset amortization, impairment and the costs of the previously disclosed investigation, net of tax, the net loss for the third quarter was $1.0 million or $(0.21) per share, compared to net income of $831,000 or $0.17 per diluted share, in the same period a year ago.

Product sales gross margin for the third quarter of 2013 was 32 percent, which includes charges related to a write-off of an obsolete finished product. Also negatively impacting third-quarter product sales gross margin were additional expenses related to the transition of the company’s warranty repair service for Autoscope Radar products to its contract manufacturer. Management believes margins will trend toward historical levels over time.

Said Tufto, “We remained focused on research and development, and our sales activity during the third quarter reflects the investments we have made. We are excited to introduce new products and unveil new data analytic software platforms to enhance license plate recognition and monitoring in the fourth quarter. We are already seeing results from our efforts and are pleased with the progress we’ve made in building our sales pipeline.”

In the first nine months of 2013, revenues increased to $19.8 million, up 9 percent from $18.1 million in the same period in 2012. Revenue from royalties was flat year-over-year at $9.2 million, and product sales were $10.7 million in the first nine months, including $5.1 million of worldwide ALPR products. Autoscope Radar product sales and royalties were $3.4 million and $981,000, respectively, for the nine-month period. The year-to-date net loss totals $5.1 million, or $(1.04) per share, compared to a net loss of $3.3 million, or $(0.68) per share, in 2012.

On a non-GAAP basis, excluding intangible asset amortization and costs of the investigation, net of tax, net loss for the first nine months was $2.0 million, or $(0.40) per share, compared to a net income of $735,000, or $0.15 per share, in the first nine months of 2012. The previously disclosed investigation is ongoing and the Company is cooperating with authorities. The Company is presently unable to determine the likely outcome or range of loss, if any, or predict with certainty the timeline for resolution of these matters.

“We continue to manage our expenses, while making the necessary investments in areas of the business that will drive our future growth. We look forward to continued product development as a result of our R&D investments, and are exploring new prospects domestically and abroad. We are excited as we approach 2014, and are seeing increased traction from our product launches and development efforts. I look forward to updating you over the next few quarters as we restore historical profitability and sustained growth levels,” concluded Tufto.

The Company will hold a live conference call of its 2013 third-quarter results today, Nov. 6, 2013, at 3:45 p.m. CST. To access the call, dial 877-941-2332 and reference conference ID 4646858. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator.

A replay of the conference call will be available beginning at 5:45 p.m. CST on Nov. 6, 2013 and is available until 5:45 p.m. CST on Nov. 13, 2013. To listen to the replay, dial 800-406-7325, access code 4646858.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from acquisitions and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 filed in March 2013.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2013	2012	2013	2012
Revenue
Royalties	$3,400	$3,774	$9,167	$9,159
Product sales	4,341	3,403	10,657	8,983
	7,741	7,177	19,824	18,142
Cost of revenue	2,944	1,861	6,511	4,493
Gross profit	4,797	5,316	13,313	13,649

Operating expenses
Selling, marketing and product support	2,792	1,567	7,545	5,237
General and administrative	1,464	1,532	4,426	4,072
Research and development	1,651	954	4,138	3,241
Investigation matter	476	—	3,214	—
Amortization of intangible assets	328	409	1,009	1,227
Restructuring charges	—	—	—	430
Goodwill impairment	—	—	—	3,175
	6,711	4,462	20,332	17,382
Income (loss) from operations	(1,914)	854	(7,019)	(3,733)
Other income (loss)	1	3	(1)	27
Income (loss) before income taxes	(1,913)	857	(7,020)	(3,706)
Income tax expense (benefit)	22	(132)	(1,887)	(369)
Net income (loss)	$(1,935)	$989	$(5,133)	$(3,337)

Basic net income (loss) per share	$(0.39)	$0.20	$(1.04)	$(0.68)
Diluted net income (loss) per share	$(0.39)	$0.20	$(1.04)	$(0.68)

Weighted shares – basic	4,970	4,904	4,949	4,878
Weighted shares – diluted	4,970	4,964	4,949	4,878

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	$5,907	$4,053	$(16,109)	$12,550
Non-GAAP income (loss) from operations	(1,110)	1,263	(2,796)	1,099
Other income (loss)	1	3	(1)	27
Non-GAAP income (loss) before income taxes	(1,109)	1,266	(2,797)	1,126
Non-GAAP income tax expense (benefit) (2)	(63)	435	(834)	391
Non-GAAP net income (loss)	$(1,046)	$831	$(1,963)	$735

Non-GAAP basic net income (loss) per share	$(0.21)	$0.17	$(0.40)	$0.15
Non-GAAP diluted net income (loss) per share	$(0.21)	$0.17	$(0.40)	$0.15

Notes to non-GAAP adjustments
(1) Amortization of intangible assets, investigation matter expense, restructuring expenses and goodwill impairment for the applicable periods as shown above are removed
(2) Income tax expense (benefit) is increased (reduced) by impact to ISS’ effective rate after adjusting for amortization of intangible assets, restructuring charges and goodwill impairment

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$3,691	$8,334
Investments	3,883	4,817
Receivables, net	5,997	6,722
Inventories	4,495	4,485
Other current assets	3,973	1,797
	22,039	26,155
Property and equipment, net	1,548	1,875
Other assets	300	—
Deferred taxes	4,017	4,017
Goodwill and intangible assets, net	6,187	6,489
	$34,091	$38,536
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,484	$4,129
Income taxes payable	18	18
	4,502	4,147
Income taxes payable and other	413	409
Shareholders’ equity	29,176	33,980
	$34,091	$38,536

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Period Ended September 30,
	2013	2012
Operating activities
Net loss	$(5,133)	$(3,337)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Goodwill impairment	—	3,175
Depreciation and amortization	1,674	1,778
Stock option expense	149	186
Changes in operating assets and liabilities	(1,106)	1,372
Net cash provided by (used in) operating activities	(4,416)	3,174

Investing activities
Purchases of property and equipment, net of disposals	(302)	(293)
Purchase of other investments	(300)	—
Capitalized software development costs	(714)	—
Sales (purchases) of marketable securities	934	(1,062)
Net cash used in investing activities	(382)	(1,355)

Financing activities
Proceeds from exercise of stock options	9	121
Net cash provided by financing activities	9	121

Effect of exchange rate changes on cash	146	302

Increase (decrease) in cash and cash equivalents	(4,643)	2,242
Cash and cash equivalents, beginning of period	8,334	5,224
Cash and cash equivalents, end of period	$3,691	$7,466

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